Exhibit 99.1

Press Release	Source: Innophos Holdings, Inc

Innophos Expands Marketing Capabilities to Include Pharmaceutical Products

Completes Early Termination of Rhodia Sales Agency Agreement

CRANBURY, N.J., (July 2, 2007) — Innophos Holdings, Inc (Nasdaq: IPHS) today announced that its Innophos, Inc. subsidiary completed a transaction with Rhodia, Inc. resulting in early termination of the companies’ 2004 10-year “pharma” sales agency arrangements and the transfer of certain business related assets to Innophos. The early termination, mutually agreed by the parties, will result in Innophos marketing calcium phosphates through its own commercial organization and working directly with its customer base.

“Innophos is extremely enthusiastic over what we see as a natural evolution of our pharmaceutical and nutritional supplements business,” said Randy Gress, Chief Executive Officer of Innophos. “The assumption of the commercial responsibilities reinforces Innophos’ commitment to this business as we envision being able to offer enhanced value through a direct line of communication with and support for our customers.”

Safe Harbor for Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of Innophos’ products and services in the marketplace; competitive factors; technological changes; Innophos’ dependence upon third-party suppliers; and other risks. For any of these factors, Innophos claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

About Innophos Holdings, Inc.

Innophos Holdings, Inc. (www.innophos.com), the holding company for a leading North American manufacturer of specialty phosphates, serves a diverse range of customers across multiple applications, geographies and channels. Innophos offers a broad suite of products used in a wide variety of food and beverage, consumer products, pharmaceutical and industrial applications. Innophos’ market-leading positions derive from its experience and dedication to customer service and innovation. Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Port Maitland, ON (Canada); and Coatzacoalcos, Veracruz and Mission Hills, Guanajuato (Mexico). ‘IPHS-G’

Source: Innophos Holdings, Inc